NEWS

Charter Announces Fourth Quarter 2018 Results

Stamford, Connecticut - January 31, 2019 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2018.

Key highlights:

•
During the fourth quarter, Charter completed its all-digital and DOCSIS 3.1 initiatives. As of December 31, 2018, virtually all of Charter's national footprint was all-digital and Charter's Spectrum Internet Gig service is now available throughout Charter's footprint.

•
Fourth quarter total residential and SMB customer relationships increased 248,000, compared to 209,000 during the fourth quarter of 2017. During the year ended December 31, 2018, total residential and SMB customer relationships grew by 3.5% to 28.1 million, and total residential and SMB Internet customers grew by 1.3 million, or 5.3% to 25.3 million, with 329,000 residential and SMB Internet customer net additions in the fourth quarter of 2018.

•
Fourth quarter revenues of $11.2 billion grew 5.9%, as compared to the prior year period, driven by residential revenue growth of 3.9%, commercial revenue growth of 4.5%, and advertising revenue growth of 34.1%.

•	Fourth quarter Adjusted EBITDA[1] of $4.2 billion grew 4.6% year-over-year, and 7.6% when excluding fourth quarter mobile revenue and operating expenses.

•
For the year ended December 31, 2018, revenues rose to $43.6 billion, 4.9% higher than in 2017. Adjusted EBITDA totaled $16.1 billion for the year ended December 31, 2018, an increase of 5.0% compared to the prior year. Excluding mobile revenue and operating expenses in 2018, Adjusted EBITDA grew by 6.5% year-over-year.

•
Net income attributable to Charter shareholders totaled $296 million in the fourth quarter, compared to $9.6 billion during the same period last year. For the year ended December 31, 2018, net income attributable to Charter shareholders totaled $1.2 billion, compared to $9.9 billion in 2017. The year-over-year decrease in net income in the fourth quarter and for the year ended December 31, 2018 was primarily driven by a GAAP tax benefit from a reduction in the deferred tax liability as a result of Federal tax reform in 2017.

•
Fourth quarter capital expenditures totaled $2.4 billion and included $28 million of all-digital costs and $106 million of mobile-related capital expenditures. For the year ended December 31, 2018, capital expenditures totaled $9.1 billion, or $8.9 billion excluding mobile-related capital expenditures.

•
During the fourth quarter, Charter purchased approximately 4.3 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $1.4 billion. For the year ended December 31, 2018, Charter purchased approximately 16.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $5.0 billion.

"We performed well in 2018, growing our Internet customer base by 1.3 million, cable revenue by 4.7%, and cable Adjusted EBITDA by 6.5% -- very strong operating and financial performance, particularly in the midst of what we believe is the largest cable integration ever," said Tom Rutledge, Chairman and CEO of Charter Communications. "In 2019, we expect the operating and cash flow performance of our cable business will further demonstrate the superiority of our network, the returns of our recent investments, and the long-term value creation driven by our consumer-focused operating strategy."

1.
Adjusted EBITDA, Adjusted EBITDA - Cable, free cash flow and free cash flow - Cable are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2018 (a)	December 31, 2017 (a)	Y/Y Change
Footprint (b)
Estimated Video Passings	50,824	49,973	1.7%
Estimated Internet Passings	50,652	49,727	1.9%
Estimated Voice Passings	50,086	48,995	2.2%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	32.7%	33.7%	(1.0	) ppts
Internet Penetration of Estimated Internet Passings	49.9%	48.2%	1.7	ppts
Voice Penetration of Estimated Voice Passings	22.3%	23.2%	(0.9	) ppts

Customer Relationships (d)
Residential	26,270	25,499	3.0%
Small and Medium Business	1,833	1,662	10.2%
Total Customer Relationships	28,103	27,161	3.5%

Residential
Primary Service Units ("PSUs")
Video	16,104	16,400	(1.8)%
Internet	23,625	22,518	4.9%
Voice	10,135	10,424	(2.8)%
	49,864	49,342	1.1%

Quarterly Net Additions/(Losses)
Video	(36)	2	NM
Internet	289	263	10.1%
Voice	(83)	23	NM
	170	288	(40.9)%

Single Play (e)	10,928	10,341	5.7%
Double Play (e)	7,097	6,473	9.6%
Triple Play (e)	8,245	8,685	(5.1)%

Single Play Penetration (f)	41.6%	40.6%	1.0	ppts
Double Play Penetration (f)	27.0%	25.4%	1.6	ppts
Triple Play Penetration (f)	31.4%	34.1%	(2.7	) ppts

% Residential Non-Video Customer Relationships	38.7%	35.7%	3.0	ppts

Monthly Residential Revenue per Residential Customer (g)	$111.78	$110.74	0.9%

Small and Medium Business
PSUs
Video	502	450	11.5%
Internet	1,634	1,470	11.1%
Voice	1,051	930	13.1%
	3,187	2,850	11.8%

Quarterly Net Additions/(Losses)
Video	14	12	10.1%
Internet	40	41	(2.5)%
Voice	27	32	(11.6)%
	81	85	(4.0)%

Monthly Small and Medium Business Revenue per Customer (h)	$170.62	$181.57	(6.0)%

Enterprise PSUs (i)
Enterprise PSUs	248	220	13.0%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. NM - Not meaningful

During the fourth quarter of 2018, Charter's residential customer relationships grew by 207,000, while fourth quarter 2017 residential customer relationships grew by 170,000. Residential PSUs increased by 170,000 in the fourth quarter of 2018, compared to fourth quarter 2017 residential PSU net additions of 288,000. The year-over-year decrease in PSU net additions was driven by a decline in voice and video net additions in the fourth quarter of 2018. As of December 31, 2018, Charter had 26.3 million residential customer relationships and 49.9 million residential PSUs.

Charter added 289,000 residential Internet customers in the fourth quarter of 2018, versus fourth quarter 2017 Internet customer net additions of 263,000. As of December 31, 2018, Charter had 23.6 million residential Internet customers, with over 80% of those residential Internet customers subscribing to tiers that provided 100 Mbps or more of speed. Currently, 100 Mbps is the slowest speed offered to new Internet customers in 99% of Charter's footprint. Additionally, Charter has doubled minimum Internet speeds to 200 Mbps in a number of markets at no additional cost to new and existing Spectrum Internet customers.

During the fourth quarter, Charter further expanded the availability of its Spectrum Internet Gig service to a number of new markets. The service, which uses DOCSIS 3.1 technology, is now available in 99% of Charter's footprint.

Residential video customers decreased by 36,000 in the fourth quarter of 2018, while fourth quarter 2017 video customers increased by 2,000. As of December 31, 2018, Charter had 16.1 million residential video customers.

During the fourth quarter of 2018, Charter completed its all-digital efforts in its Legacy TWC and Legacy Bright House footprints. As of December 31, 2018, virtually all of Charter's national footprint was all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-top boxes, which offer better video picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

During the fourth quarter of 2018, residential voice customers declined by 83,000, while fourth quarter 2017 voice customers grew by 23,000. As of December 31, 2018, Charter had 10.1 million residential voice customers.

Fourth quarter 2018 residential revenue per customer relationship (excluding mobile revenue) totaled $111.78, and grew by 0.9% compared to the prior year period, as promotional rate step-ups and modest rate adjustments, were partly offset by continued single play Internet sell-in.

In September of 2018, Charter completed the full market launch of its Spectrum MobileTM service to new and existing Spectrum Internet customers across its footprint. Spectrum Mobile runs on America's largest, most reliable LTE network and is combined with a nationwide network of Spectrum WiFi hotspots. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or "By the Gig" at $14/GB. During the fourth quarter of 2018, Charter added 113,000 mobile lines, and as of December 31, 2018, Charter served a total of 134,000 mobile lines.

SMB customer relationships grew by 41,000 during the fourth quarter of 2018, compared to growth of 39,000 during the fourth quarter of 2017. SMB PSUs increased 81,000, compared to 85,000 during the fourth quarter of 2017. As of December 31, 2018, Charter had 1.8 million SMB customer relationships and 3.2 million SMB PSUs. Enterprise PSUs grew by 5,000 during the fourth quarter of 2018 compared to growth of 10,000 during the fourth quarter of 2017. As of December 31, 2018, Charter had 248,000 enterprise PSUs.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2018	2017	% Change
REVENUES:
Video	$4,361	$4,220	3.4%
Internet	3,895	3,637	7.1%
Voice	515	587	(12.3)%
Residential revenue	8,771	8,444	3.9%
Small and medium business	928	895	3.6%
Enterprise	647	612	5.7%
Commercial revenue	1,575	1,507	4.5%
Advertising sales	562	419	34.1%
Mobile	89	—	NM
Other	234	232	1.2%
Total Revenue	11,231	10,602	5.9%

COSTS AND EXPENSES:
Operating costs and expenses - Cable	6,856	6,621	3.6%
Operating costs and expenses - Mobile	211	—	NM
Total operating costs and expenses	7,067	6,621	6.7%

Adjusted EBITDA	$4,164	$3,981	4.6%

Adjusted EBITDA margin	37.1%	37.5%

Adjusted EBITDA - Cable	$4,286	$3,981	7.6%
Adjusted EBITDA margin - Cable	38.5%	37.5%

Capital Expenditures	$2,433	$2,585
% Total Revenues	21.7%	24.4%

Net income attributable to Charter shareholders	$296	$9,553
Earnings per common share attributable to Charter shareholders:
Basic	$1.31	$39.66
Diluted	$1.29	$34.56

Net cash flows from operating activities	$3,168	$3,258
Free cash flow	$885	$1,217
Free cash flow - Cable	$1,189	$1,217

Revenue

Fourth quarter revenues rose 5.9% year-over-year to $11.2 billion, driven by growth in Internet, advertising, video and commercial revenues. Excluding advertising revenue, which benefited from political spend in the fourth quarter of 2018 and mobile, revenue grew 3.9% year-over-year.

Video revenues totaled $4.4 billion in the fourth quarter, an increase of 3.4% compared to prior year period. Video revenue growth was driven by annual rate adjustments, promotional rolloff and higher bundled revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House.

Internet revenues grew 7.1%, compared to the year-ago quarter, to $3.9 billion, driven by growth in Internet customers during the last year, promotional rolloff and rate adjustments.

Voice revenues totaled $515 million in the fourth quarter, a decrease of 12.3% compared to the fourth quarter of 2017, driven by value-based pricing, lower bundled revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, and a decline in voice customers over the last twelve months.

Commercial revenues rose to $1.6 billion, an increase of 4.5% over the prior year period, driven by enterprise revenue growth of 5.7% and SMB revenue growth of 3.6%. Fourth quarter 2018 commercial revenue growth was lower than fourth quarter 2018 commercial customer relationship growth, given the migration of Legacy TWC and Legacy Bright House commercial customers to more attractively priced Spectrum pricing and packaging for both SMB and enterprise services.

Fourth quarter advertising sales revenues of $562 million increased 34.1% compared to the year-ago quarter, driven by higher political revenue. Fourth quarter mobile revenue totaled $89 million.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased by $446 million, or 6.7% year-over-year, and 3.6% when excluding fourth quarter mobile costs.

Fourth quarter programming expense increased by $147 million, or 5.5% as compared to the fourth quarter of 2017, reflecting contractual programming increases and renewals, partly offset by lower video customers.

Regulatory, connectivity and produced content expenses increased by $60 million, or 11.8% year-over-year, primarily driven by higher franchise and regulatory fees, sports and news costs and the Company's adoption of FASB's ASU 2014-09 as of January 1, 2018.

Costs to service customers decreased by $15 million, or 0.8% year-over-year, despite year-over-year residential and SMB customer growth of 3.5%. The year-over-year decrease in costs to service customers was primarily the result of a decrease in bad debt.

Marketing expenses decreased by $18 million, or 2.3% year-over-year.

Other expenses increased by $61 million, or 7.0% as compared to the fourth quarter of 2017 driven by higher advertising sales, software costs, property tax and insurance costs and costs related to the launch of Chater's Spectrum 1 News channel in Los Angeles.

In the fourth quarter of 2018, mobile costs were comprised of launch costs, device costs and service and operating costs totaling $211 million.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $4.2 billion grew by 4.6% year-over-year, reflecting revenue growth and operating expense growth of 5.9% and 6.7%, respectively. Excluding mobile revenue and mobile operating expenses in the fourth quarter of 2018, Adjusted EBITDA grew by 7.6% year-over-year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $296 million in the fourth quarter of 2018, compared to $9.6 billion in the fourth quarter of 2017. The year-over-year decrease in net income was primarily driven by a GAAP tax benefit from a reduction in the deferred tax liability as a result of Federal tax reform in 2017 offset by higher Adjusted EBITDA and lower deprecation and amortization costs.

Net income per basic common share attributable to Charter shareholders totaled $1.31 in the fourth quarter of 2018 compared to $39.66 during the same period last year. The decrease was primarily the result of the factors described above offset by a 5.7% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.4 billion in the fourth quarter of 2018, compared to $2.6 billion during the fourth quarter of 2017, primarily driven by a decline in CPE and scalable infrastructure spending. The decrease in CPE spending was mostly driven by lower set-top box purchases given a year-over-year decline in the pace of migration of Legacy TWC and Legacy Bright House customers to Spectrum pricing and packaging and a decline in all-digital activity. The decrease in scalable infrastructure spending was related to more consistent timing of in-year spend. Support capital declined due to lower back office systems spend, timing of vehicle purchases and lower facilities improvement, partly offset by $99 million of support capital spending related to Spectrum Mobile. Fourth quarter capital expenditures included $28 million of all-digital costs and $106 million of mobile costs.

Cash Flow and Free Cash Flow

During the fourth quarter of 2018, net cash flows from operating activities totaled $3.2 billion, compared to $3.3 billion in the fourth quarter of 2017. The year-over-year decline in net cash flows from operating activities was primarily due to a smaller working capital benefit and higher cash interest, partly offset by higher Adjusted EBITDA and lower severance-related expenses.

Consolidated free cash flow for the fourth quarter of 2018 totaled $885 million, compared to $1.2 billion during the same period last year. The decrease was driven by lower net cash flows from operating activities and a smaller increase in accrued capital expenditures in the fourth quarter of 2018 versus the prior year quarter, partly offset by lower capital expenditures. Excluding the impact of mobile revenue, expenses, capital expenditures and working capital from devices, fourth quarter 2018 free cash flow totaled $1.2 billion.

Liquidity & Financing

As of December 31, 2018, total principal amount of debt was $72.0 billion and Charter's credit facilities provided approximately $2.8 billion of additional liquidity in excess of Charter's $551 million cash position.

In January 2019, Charter Communications Operating, LLC ("CCO") and Charter Communications Operating Capital Corp. issued $1.25 billion of 5.050% senior secured notes due 2029 and $750 million of 5.750% senior secured notes due 2048 (collectively, the "Notes"). Charter intends to use the net proceeds from the sale of the Notes for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter or common units of Charter Holdings and to repay certain indebtedness, including to repurchase, redeem or repay at maturity Time Warner Cable, LLC’s 8.750% senior notes due 2019 and/or to repay a portion of the outstanding balance under CCO’s revolving credit facility.

In January 2019, Charter Operating entered into an amendment to its Credit Agreement raising an additional $1.7 billion term loan A-3 and increasing revolving loan capacity to $4.75 billion from $4.0 billion, as well as extending the maturities on a portion of the term loan A-2 and a portion of the revolving loan to 2024.

Share Repurchases

During the three months ended December 31, 2018, Charter purchased approximately 4.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $1.4 billion.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2018	2017	% Change
REVENUES:
Video	$17,348	$16,621	4.4%
Internet	15,181	14,101	7.7%
Voice	2,114	2,542	(16.8)%
Residential revenue	34,643	33,264	4.1%
Small and medium business	3,665	3,547	3.3%
Enterprise	2,528	2,373	6.5%
Commercial revenue	6,193	5,920	4.6%
Advertising sales	1,785	1,510	18.2%
Mobile	106	—	NM
Other	907	887	2.3%
Total Revenue	43,634	41,581	4.9%

COSTS AND EXPENSES:
Operating costs and expenses - Cable	27,229	26,280	3.6%
Operating costs and expenses - Mobile	346	—	NM
Total operating costs and expenses	27,575	26,280	4.9%

Adjusted EBITDA	$16,059	$15,301	5.0%

Adjusted EBITDA margin	36.8%	36.8%

Adjusted EBITDA - Cable	$16,299	$15,301	6.5%
Adjusted EBITDA margin - Cable	37.4%	36.8%

Capital Expenditures	$9,125	$8,681
% Total Revenues	20.9%	20.9%

Net income attributable to Charter shareholders	$1,230	$9,895
Earnings per common share attributable to Charter shareholders:
Basic	$5.29	$38.55
Diluted	$5.22	$34.09

Net cash flows from operating activities	$11,767	$11,954
Free cash flow	$2,172	$4,093
Free cash flow - Cable	$2,766	$4,093

Revenue

For the year ended December 31, 2018, revenues rose to $43.6 billion, 4.9% higher than in 2017 driven by continued growth in Internet, video, commercial and advertising revenues. Excluding advertising revenue, which benefited from political spend in the fourth quarter of 2018 and mobile revenue, revenue grew 4.2% year-over-year.

Operating Costs and Expenses

Operating costs and expenses totaled $27.6 billion in 2018, an increase of $1.3 billion, or 4.9% compared to the year-ago period, primarily driven by an increase in programming costs, and grew 3.6% year-over-year when excluding mobile costs.

Adjusted EBITDA

Adjusted EBITDA totaled $16.1 billion for the year ended December 31, 2018, an increase of 5.0% compared to 2017, reflecting revenue growth and operating cost and expense growth of 4.9% each. Excluding mobile revenue and mobile operating expenses in 2018, Adjusted EBITDA grew by 6.5% year-over-year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion for the year ended December 31, 2018, compared to $9.9 billion in 2017. The year-over-year decrease in net income was primarily related to a GAAP tax benefit from a reduction in the deferred tax liability as a result of Federal tax reform in December 2017 and higher interest expense offset by higher Adjusted EBITDA and lower depreciation and amortization expense. Net income per basic common share attributable to Charter shareholders totaled $5.29 for the year ended December 31, 2018, compared to $38.55 during the same period last year.

Capital Expenditures

Capital expenditures totaled $9.1 billion for the year ended December 31, 2018, compared to $8.7 billion in 2017. The increase was primarily the result of integration-related spending, including product improvements and mobile-related systems and facilities spend. Capital expenditures for the year ended December 31, 2018 included $344 million of all-digital costs and $242 million of mobile costs.

We currently expect capital expenditures, excluding capital expenditures related to mobile, to be approximately $7 billion in 2019, versus $8.9 billion in 2018. Our expectation for lower capital expenditures in 2019 versus 2018, is primarily driven by our expectation for lower customer premise equipment spend with the completion of our all-digital conversion, lower scalable infrastructure spend with the completion of the roll-out of DOCSIS 3.1 technology across our footprint and lower support capital spend with the substantial completion of the integration of Legacy TWC and Legacy Bright House.

Cash Flow & Free Cash Flow

In 2018, net cash flows from operating activities totaled $11.8 billion, compared to $12.0 billion in 2017. The year-over-year decrease in net cash flows from operating activities was primarily due to an unfavorable change in working capital in 2018 versus a working capital benefit in 2017 and higher cash paid for interest, partly offset by higher Adjusted EBITDA.

Free cash flow for the year ended December 31, 2018 was $2.2 billion, compared to $4.1 billion during the same period last year. The decrease was due to lower cash flow from operating activities, higher cash payments for capital expenditures due to both a higher level of in-year capital expenditures and a lower amount of associated payables at December 31, 2018. Excluding the impact of mobile revenue, expenses, capital expenditures and working capital from devices, free cash flow for the year ended December 31, 2018 totaled $2.8 billion.

Share Repurchases

For the year ended December 31, 2018, Charter purchased approximately 16.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $5.0 billion.

Conference Call

Charter will host a conference call on Thursday, January 31, 2019 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 4699068.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on February 14, 2019. The conference ID code for the replay is 4699068.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $274 million and $271 million for the three months ended December 31, 2018 and 2017, respectively, and were $1.1 billion for both years ended December 31, 2018 and 2017.

Adjusted EBITDA-Cable is defined as Adjusted EBITDA less mobile revenues plus mobile operating costs and expenses. Free cash flow-Cable is defined as free cash flow plus net cash outflows from operating activities and capital expenditures related to mobile. Management and Charter’s board of directors use Adjusted EBITDA-Cable and free cash flow-Cable to provide management and investors a more meaningful year over year perspective on the financial and operational performance and trends of our core cable business without the impact of the revenue, costs and capital expenditures in the initial funding period to grow a new product line as well as the negative working capital impacts from the timing of device-related cash flows when we provide the handset or tablet to customers pursuant to equipment installment plans.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	our ability to efficiently and effectively integrate acquired operations;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC Transactions;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
REVENUES:
Video	$4,361	$4,220	3.4%	$17,348	$16,621	4.4%
Internet	3,895	3,637	7.1%	15,181	14,101	7.7%
Voice	515	587	(12.3)%	2,114	2,542	(16.8)%
Residential revenue	8,771	8,444	3.9%	34,643	33,264	4.1%
Small and medium business	928	895	3.6%	3,665	3,547	3.3%
Enterprise	647	612	5.7%	2,528	2,373	6.5%
Commercial revenue	1,575	1,507	4.5%	6,193	5,920	4.6%
Advertising sales	562	419	34.1%	1,785	1,510	18.2%
Mobile	89	—	NM	106	—	NM
Other	234	232	1.2%	907	887	2.3%
Total Revenue	11,231	10,602	5.9%	43,634	41,581	4.9%
COSTS AND EXPENSES:
Programming	2,791	2,644	5.5%	11,124	10,596	5.0%
Regulatory, connectivity and produced content	571	511	11.8%	2,210	2,064	7.0%
Costs to service customers	1,835	1,850	(0.8)%	7,327	7,235	1.3%
Marketing	732	750	(2.3)%	3,042	3,036	0.2%
Mobile	211	—	NM	346	—	NM
Other expense	927	866	7.0%	3,526	3,349	5.3%
Total operating costs and expenses (exclusive of items shown separately below)	7,067	6,621	6.7%	27,575	26,280	4.9%
Adjusted EBITDA	4,164	3,981	4.6%	16,059	15,301	5.0%
Adjusted EBITDA margin	37.1%	37.5%		36.8%	36.8%
Depreciation and amortization	2,534	2,742		10,318	10,588
Stock compensation expense	72	63		285	261
Other operating (income) expenses, net	119	(28)		235	346
Income from operations	1,439	1,204		5,221	4,106
OTHER EXPENSES:
Interest expense, net	(910)	(840)		(3,540)	(3,090)
Loss on extinguishment of debt	—	(5)		—	(40)
Gain (loss) on financial instruments, net	(110)	84		(110)	69
Other pension benefits (costs)	(55)	(8)		192	1
Other expense, net	(2)	(4)		(77)	(18)
	(1,077)	(773)		(3,535)	(3,078)
Income before income taxes	362	431		1,686	1,028
Income tax benefit (expense)	(2)	9,186		(180)	9,087
Consolidated net income	360	9,617		1,506	10,115
Less: Net income attributable to noncontrolling interests	(64)	(64)		(276)	(220)
Net income attributable to Charter shareholders	$296	$9,553		$1,230	$9,895
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.31	$39.66		$5.29	$38.55
Diluted	$1.29	$34.56		$5.22	$34.09
Weighted average common shares outstanding, basic	227,005,966	240,833,636		232,356,665	256,720,715
Weighted average common shares outstanding, diluted	230,131,933	278,257,245		235,525,226	296,703,956

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. NM - Not meaningful

Addendum to Charter Communications, Inc. Fourth Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$551	$621
Accounts receivable, net	1,733	1,635
Prepaid expenses and other current assets	446	299
Total current assets	2,730	2,555

RESTRICTED CASH	214	—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	35,126	33,888
Customer relationships, net	9,565	11,951
Franchises	67,319	67,319
Goodwill	29,554	29,554
Total investment in cable properties, net	141,564	142,712

OTHER NONCURRENT ASSETS	1,622	1,356

Total assets	$146,130	$146,623

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,805	$9,045
Current portion of long-term debt	3,290	2,045
Total current liabilities	12,095	11,090

LONG-TERM DEBT	69,537	68,186
DEFERRED INCOME TAXES	17,389	17,314
OTHER LONG-TERM LIABILITIES	2,837	2,502

SHAREHOLDERS' EQUITY:
Controlling interest	36,285	39,084
Noncontrolling interests	7,987	8,447
Total shareholders' equity	44,272	47,531

Total liabilities and shareholders' equity	$146,130	$146,623

Addendum to Charter Communications, Inc. Fourth Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$360	$9,617	$1,506	$10,115
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,534	2,742	10,318	10,588
Stock compensation expense	72	63	285	261
Accelerated vesting of equity awards	—	6	5	49
Noncash interest income, net	(65)	(87)	(307)	(370)
Other pension (benefits) costs	55	8	(192)	(1)
Loss on extinguishment of debt	—	5	—	40
(Gain) loss on financial instruments, net	110	(84)	110	(69)
Deferred income taxes	(27)	(9,169)	110	(9,116)
Other, net	94	(77)	175	16
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	3	17	(98)	(84)
Prepaid expenses and other assets	(123)	39	(270)	76
Accounts payable, accrued liabilities and other	155	178	125	449
Net cash flows from operating activities	3,168	3,258	11,767	11,954

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,433)	(2,585)	(9,125)	(8,681)
Change in accrued expenses related to capital expenditures	150	544	(470)	820
Purchases of cable systems, net of cash acquired	—	(9)	—	(9)
Real estate investments through variable interest entities	(6)	(105)	(21)	(105)
Other, net	(17)	(60)	(120)	(123)
Net cash flows from investing activities	(2,306)	(2,215)	(9,736)	(8,098)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,268	13,161	13,820	25,276
Repayments of long-term debt	(1,805)	(10,973)	(10,769)	(16,507)
Payments for debt issuance costs	—	(28)	(29)	(111)
Purchase of treasury stock	(1,185)	(3,967)	(4,399)	(11,715)
Proceeds from exercise of stock options	13	5	69	116
Purchase of noncontrolling interest	(183)	(743)	(656)	(1,665)
Distributions to noncontrolling interest	(39)	(38)	(153)	(153)
Borrowings for real estate investments through variable interest entities	172	—	342	—
Distributions to variable interest entities noncontrolling interest	—	—	(107)	—
Other, net	2	(3)	(5)	(11)
Net cash flows from financing activities	(757)	(2,586)	(1,887)	(4,770)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	105	(1,543)	144	(914)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	660	2,164	621	1,535
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$765	$621	$765	$621

CASH PAID FOR INTEREST	$945	$877	$3,865	$3,421
CASH PAID FOR TAXES	$18	$3	$45	$41

Addendum to Charter Communications, Inc. Fourth Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2018 (a)	September 30, 2018 (a)	December 31, 2017 (a)
Footprint (b)
Estimated Video Passings	50,824	50,616	49,973
Estimated Internet Passings	50,652	50,421	49,727
Estimated Voice Passings	50,086	49,833	48,995

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	32.7%	32.9%	33.7%
Internet Penetration of Estimated Internet Passings	49.9%	49.4%	48.2%
Voice Penetration of Estimated Voice Passings	22.3%	22.6%	23.2%

Customer Relationships (d)
Residential	26,270	26,063	25,499
Small and Medium Business	1,833	1,792	1,662
Total Customer Relationships	28,103	27,855	27,161

Residential
Primary Service Units ("PSUs")
Video	16,104	16,140	16,400
Internet	23,625	23,336	22,518
Voice	10,135	10,218	10,424
	49,864	49,694	49,342

Quarterly Net Additions/(Losses)
Video	(36)	(66)	2
Internet	289	266	263
Voice	(83)	(107)	23
	170	93	288

Single Play (e)	10,928	10,858	10,341
Double Play (e)	7,097	6,789	6,473
Triple Play (e)	8,245	8,416	8,685

Single Play Penetration (f)	41.6%	41.7%	40.6%
Double Play Penetration (f)	27.0%	26.1%	25.4%
Triple Play Penetration (f)	31.4%	32.3%	34.1%

% Residential Non-Video Customer Relationships	38.7%	38.1%	35.7%

Monthly Residential Revenue per Residential Customer (g)	$111.78	$111.13	$110.74

Small and Medium Business
PSUs
Video	502	488	450
Internet	1,634	1,594	1,470
Voice	1,051	1,024	930
	3,187	3,106	2,850

Quarterly Net Additions/(Losses)
Video	14	12	12
Internet	40	42	41
Voice	27	30	32
	81	84	85

Monthly Small and Medium Business Revenue per Customer (h)	$170.62	$173.52	$181.57

Enterprise PSUs (i)
Enterprise PSUs	248	243	220

Addendum to Charter Communications, Inc. Fourth Quarter 2018 Earnings Release

(a)
Customer statistics do not include mobile. We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2018, September 30, 2018 and December 31, 2017, actual customers include approximately 217,600, 231,400 and 248,900 customers, respectively, whose accounts were over 60 days past due, approximately 24,000, 23,100 and 20,600 customers, respectively, whose accounts were over 90 days past due and approximately 19,200, 18,500 and 13,200 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Fourth Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Consolidated net income	$360	$9,617	$1,506	$10,115
Plus: Interest expense, net	910	840	3,540	3,090
Income tax (benefit) expense	2	(9,186)	180	(9,087)
Depreciation and amortization	2,534	2,742	10,318	10,588
Stock compensation expense	72	63	285	261
Loss on extinguishment of debt	—	5	—	40
(Gain) loss on financial instruments, net	110	(84)	110	(69)
Other pension (benefits) costs	55	8	(192)	(1)
Other, net	121	(24)	312	364
Adjusted EBITDA (a)	4,164	3,981	16,059	15,301
Less: Revenue - Mobile	(89)	—	(106)	—
Plus: Costs and Expenses - Mobile	211	—	346	—
Adjusted EBITDA - Cable (a)	$4,286	$3,981	$16,299	$15,301

Net cash flows from operating activities	$3,168	$3,258	$11,767	$11,954
Less: Purchases of property, plant and equipment	(2,433)	(2,585)	(9,125)	(8,681)
Change in accrued expenses related to capital expenditures	150	544	(470)	820
Free cash flow	885	1,217	2,172	4,093
Plus: Net cash outflows from operating activities - Mobile	198	—	352	—
Purchases of property, plant and equipment - Mobile	106	—	242	—
Free cash flow - Cable	$1,189	$1,217	$2,766	$4,093

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, Adjusted EBITDA - Cable, free cash flow and free cash flow - Cable, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Customer premise equipment (a)	$687	$806	$3,124	$3,385
Scalable infrastructure (b)	649	725	2,227	2,007
Line extensions (c)	381	312	1,373	1,176
Upgrade/rebuild (d)	182	157	704	572
Support capital (e)	534	585	1,697	1,541
Total capital expenditures	$2,433	$2,585	$9,125	$8,681

Capital expenditures included in total related to:
Commercial services	$379	$360	$1,313	$1,305
All-digital transition	$28	$69	$344	$122
Mobile	$106	$—	$242	$—

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Fourth Quarter 2018 Earnings Release